Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:           Edward M. Krell

Chief Operating Officer &

Chief Financial Officer

(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS SALES FOR JUNE 2007

Philadelphia, PA, July 12, 2007 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of June 2007 decreased 5.4% to $46.9 million from $49.6 million reported for the month of June 2006.  The decrease in sales versus last year resulted primarily from a decrease in comparable store sales.  Comparable store sales for June 2007 decreased 5.4% (based on 1,401 locations) versus a comparable store sales increase of 6.2% (based on 1,486 locations) for June 2006.  The comparable store sales decrease of 5.4% for June 2007 was favorably impacted by approximately 2 to 3 percentage points due to having five Saturdays in June 2007 compared to four Saturdays in June 2006.  During June 2007, the Company opened two multi-brand stores, including its 14th Destination Maternity® superstore and closed seven stores, including six stores related to multi-brand store openings.  As of the end of June 2007, the Company operates 787 stores, 812 leased department locations and 1,599 total retail locations, compared to 815 stores, 725 leased department locations and 1,540 total retail locations operated at the end of June 2006.

Net sales decreased 6.5% to $153.2 million for the third quarter of fiscal 2007 ended June 30, 2007, from $163.9 million for the same period of the preceding year.  The decrease in sales versus last year resulted primarily from a decrease in comparable store sales, partially offset by increased sales from the Company’s licensed relationship and marketing partnerships.  Comparable store sales decreased 8.2% during the third quarter of fiscal 2007 (based on 1,393 locations) versus a comparable store sales increase of 6.4% during the third quarter of fiscal 2006 (based on 1,472 locations).  For the quarter ended June 30, 2007, the Company opened five stores, including four multi-brand store openings, and closed 13 stores, with eight of the store closings related to multi-brand store openings.

Rebecca Matthias, President and Chief Creative Officer of Mothers Work, noted, “Our sales for June were weaker than we had planned and we attribute this primarily to a continued difficult overall economic and retail environment, as well as negative impact from the current popularity of certain styles in the non-

maternity women’s apparel market, such as trapeze and baby-doll dresses and tops, which can more readily fit a pregnant woman early in her pregnancy than typical non-maternity fashions.  As a result of our continued weaker than expected sales trend, our sales for the third quarter of $153.2 million were lower than our guidance range of $160.0 million to $166.0 million provided in our April 24, 2007 press release, with our comparable store sales decrease of 8.2% for the quarter falling short of our guidance range for third quarter comparable store sales of between down 4.0% and down 0.5%.  The weak sales trend we have seen in recent months has also resulted in us taking some increased markdowns to help manage our inventory level, which has resulted in somewhat lower than planned gross margins.  With our lower than planned sales for the quarter, offset somewhat by lower than planned operating expenses, reflecting continued tight expense controls, we project that our third quarter diluted earnings per share, excluding the charge related to our $90 million debt redemption in April 2007, will be between $0.86 and $0.90 per share, below our guidance for diluted earnings per common share of between $1.25 per share and $1.55 per share excluding the debt redemption charge.  It is very important to note that with our aggressive actions to manage our inventory level, including increasing our markdown levels, our overall inventory level is only slightly higher than last year, and we believe we can continue to manage our inventory levels without resorting to excessive markdown levels.

“As previously reported, we expect that the redemption of our $90 million 11 1/4% Senior Notes on April 18, 2007 with the proceeds of a $90 million Term Loan, will result in a decrease in annualized pre-tax interest expense of approximately $3.6 million, yielding an expected annualized increase to earnings per share of approximately $0.35 per share on an after-tax basis.  Also, as previously disclosed, the redemption of the Senior Notes resulted in a one-time “Loss on extinguishment of debt” of approximately $7.3 million on a pre-tax basis, or approximately $0.72 per share on an after-tax basis, which was recognized in our fiscal third quarter upon the redemption of the Senior Notes.

“Looking forward, we continue to focus on developing great maternity product under each of our brands and continuing our strategic transition, including continuing to expand our marketing partnerships, our leased department and licensed relationships, and continuing to roll out our multi-brand stores.  We do not believe that the recent weakness in our sales performance is indicative of any impairment of our long-term prospects, but rather is indicative of a weak overall economic and retail environment and a temporary fashion trend in the non-maternity women’s apparel market favoring styles which more readily fit a pregnant woman early in her pregnancy than typical non-maternity fashions.

“We will report our results for our third quarter on July 24, 2007, at which time we will provide additional information related to our results for the third quarter and our future financial guidance, and will host an investor conference call.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of June 30, 2007, Mothers Work operates 1,599 maternity locations, including 787 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.